JOINT FILING AGREEMENT
     The undersigned hereby agree that this statement on Schedule 13D dated September 5th, 2008 with respect to the Class A common stock of Virgin Mobile USA, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: September 5th, 2008

SK Telecom Co., Ltd.

/s/ Tae Jin Park
Name: Tae Jin Park Title: Vice President

SK Telecom USA Holdings, Inc.

/s/ Jin Woo So
Name: Jin Woo So Title: President

Helio, Inc.

/s/ Won Hee Sull
Name: Won Hee Sull
Title: President